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                                                                    EXHIBIT 99.1



                      NEWCARE ANNOUNCES 6 MONTHS EARNINGS



NewCare Health Corporation's, President and CEO, Robert W. Bell, Sr. reports that the Largo, Florida company had earnings after tax of $617,989 for the six month period ended June 30, 1996 as compared to earnings of $314,543 for the same period in 1995. The results for the six months ended June 30, 1996 include a gain on restructuring of debt of $497,668 net of income taxes. Revenues were $22,222,000 up from $17,406,000 for the same period last year.